UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report
March 14, 2008
(Date of earliest event reported)

WOLVERINE TUBE, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-12164	63-0970812
(Commission File Number)	(IRS Employer Identification No.)

200 Clinton Avenue West, Suite 1000
Huntsville, Alabama 35801
(Address, including Zip Code, of Principal Executive Offices)

(256) 353-1310
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

       ☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       ☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       ☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

       ☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

On March 14, 2008, Wolverine Tube, Inc., a Delaware corporation (“Wolverine”), entered into a Purchase Agreement (the “Agreement”), dated as of March 14, 2008, by and among Wolverine China Investments LLC, a Delaware limited liability company and wholly-owned indirect subsidiary of Wolverine (“W/Investments”), and Wieland-Werke AG, a corporation of the Federal Republic of Germany and unaffiliated with Wolverine (“Purchaser”), pursuant to which Purchaser is acquiring from W/Investments an indirect 30% equity interest in Wolverine Tube Shanghai Co., Ltd., a corporation organized under the laws of the Peoples Republic of China and an indirect wholly-owned subsidiary of Wolverine (“Wolverine Shanghai”).

In consideration of the transactions contemplated by the Agreement, Purchaser made a cash payment on March 14, 2008 of $9.5 million to W/Investments as partial payment of the purchase price for 30% of the issued and outstanding shares of Wolverine Wieland Singapore Holdings Private Limited, the owner of all of the issued and outstanding shares of Wolverine Shanghai. Pursuant to the Agreement, Purchaser also agreed to deliver to Wolverine Shanghai certain intangible property having an attributed value of $2.1 million and comprised of the Purchaser’s past, current and prospective customers of certain products in designated markets.

The payment of $9.5 million is subject to a post-closing adjustment on March 31, 2008 (with settlement to be made by May 31, 2008) based on the measurement of the working capital of Wolverine Shanghai stated on an unaudited balance sheet of Wolverine Shanghai dated March 30, 2008 compared against a benchmark amount of $8.0 million.

Each of Wolverine and Purchaser has executed a non-exclusive, royalty-free, fully paid-up license to Wolverine Shanghai with respect to certain intellectual property that is necessary for Wolverine Shanghai to produce products. Each of these licenses is in effect as long as the respective licensor owns a direct or indirect interest in Wolverine Shanghai. The parties did not establish a value for either of these licenses.

Under the Agreement, Wolverine Shanghai has agreed to execute a promissory note in the amount of $2.8 million in favor of Wolverine and a promissory note in the amount of $1.2 million in favor of Purchaser. Wolverine and Purchaser have agreed to fund these notes by wire transfer on March 31, 2008.

Pursuant to the Agreement, Wolverine and Purchaser will cause Wolverine Shanghai to apply for approval under Chinese law to add directors to the board of Wolverine Shanghai and change certain voting and other corporate governance matters of Wolverine Shanghai. The parties have until December 31, 2008 to obtain these approvals. If the approvals are not obtained by December 31, 2008, Wolverine and Purchaser have agreed to unwind the transactions contemplated by the Agreement by Wolverine returning to Purchaser the $9.5 million cash purchase price, plus interest, and certain commissions, if any, received by Purchaser, and Purchaser returning to Wolverine any distributions that it has received as a result of its indirect equity interest in Wolverine Shanghai.

Purchaser has the right, but not the obligation, to purchase an additional indirect equity interest in Wolverine Shanghai that will, following consummation of such additional purchase, result in Purchaser owning an indirect 50% equity interest in Wolverine Shanghai. Except in limited circumstances, this right can be exercised by the Purchaser beginning the second quarter of 2011 and continuing until the end of the first quarter of 2013.

The Agreement contains representations and warranties by the parties that are customary for agreements of this type. The Agreement also contains indemnification obligations by Wolverine and Purchaser for certain breaches of the Agreement and other occurrences identified in the Agreement. Other than for claims based on fraud, gross negligence or willful misconduct, the maximum aggregate amount of liability for indemnification and the reimbursement of related expenses available to either party is $9.5 million.

ITEM 7.01	Regulation FD Disclosure.

On March 20, 2008, Wolverine Tube, Inc., a Delaware corporation (“Wolverine”) issued a press release announcing the agreement of Wolverine China Investments LLC, a Delaware limited liability company and wholly-owned indirect subsidiary of Wolverine (“W/Investments”), to sell an indirect 30% equity interest in Wolverine Tube Shanghai Co., Ltd. (“Wolverine Shanghai”), to Wieland-Werke AG (“Purchaser”) in consideration of the payment of $9.5 million by Purchaser to W/Investments and the delivery to Wolverine Shanghai by Purchaser of certain intangible property with an attributed value of $2.1 million. The press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1  Press Release dated March 20, 2008, issued by Wolverine Tube, Inc. announcing the agreement of Wolverine China Investments LLC, a Delaware limited liability company and wholly-owned indirect subsidiary of Wolverine (“W/Investments”), to sell an indirect 30% equity interest in Wolverine Tube Shanghai Co., Ltd. (“Wolverine Shanghai”), to Wieland-Werke AG (“Purchaser”) in consideration of the payment of $9.5 million by Purchaser to W/Investments and the delivery to Wolverine Shanghai by Purchaser of certain intangible property with an attributed value of $2.1 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WOLVERINE TUBE, INC.

March 20, 2008	By:	/s/ David A. Owen
David A. Owen
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1
Press Release dated March 20, 2008, issued by Wolverine Tube, Inc. announcing the agreement of Wolverine China Investments LLC, a Delaware limited liability company and wholly-owned indirect subsidiary of Wolverine (“W/Investments”), to sell an indirect 30% equity interest in Wolverine Tube Shanghai Co., Ltd. (“Wolverine Shanghai”), to Wieland-Werke AG (“Purchaser”) in consideration of the payment of $9.5 million by Purchaser to W/Investments and the delivery to Wolverine Shanghai by Purchaser of certain intangible property with an attributed value of $2.1 million.